Exhibit 10.1

AMENDMENT NO. 1 TO THE

2004 EMPLOYEE STOCK PURCHASE PLAN

OF OPEN TEXT CORPORATION

(Amendment as Approved by the Board of Directors on May 3, 2005)

This Amendment No. 1 to the 2004 Employee Stock Purchase Plan (the “Amendment”) is adopted by Open Text Corporation (the “Company”).

RECITALS

The 2004 Employee Stock Purchase Plan (the “Plan”) was approved by the shareholders of the Company on December 9, 2004.

Article 15 of the Plan provides that the Board of Directors or the Compensation Committee may from time to time adopt amendments to the Plan provided that, without the approval of the shareholders of the Company, no amendment may (i) increase the number of shares that may be issued under the Plan; (ii) decrease the percentage of the Average Market Price used to calculate the Option Price per Common Share for each Purchase Period pursuant to Article 5; (iii) change the class of employees eligible to receive options under the Plan, if such action would be treated as the adoption of a new plan for purposes of Section 423(b) of the Code; (iv) cause Rule 16b-3 under the Securities Exchange Act of 1934 to become inapplicable to the Plan; or (v) be made if shareholder approval is required under any applicable law or regulation.

Article 15 also provides that any modification or amendment to the Plan will be subject to the prior approval of the Toronto Stock Exchange (the “TSX”) to the extent that the Common Shares are listed on the TSX at the time of such proposed termination, modification or amendment.

Upon receipt of notice of the provisions of Financial Accounting Standards No. 123 (as revised) (“FAS 123(R)”), the Board of Directors deem it to be in the best interests of the Company and its shareholders to delay the effectiveness of Amendment No. 1 until the first day of the Purchase Period (as defined in the Plan) during which FAS 123(R) becomes effective.

Capitalized terms used in this Amendment shall have the meanings assigned to them in the Plan.

AMENDMENT

I. The second paragraph of Article 5 of the Plan is hereby amended in its entirety as follows:

“Twice each year, on the first business day of each Purchase Period, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the last day of such Purchase Period (the “Purchase Date”), at the Option Price hereinafter provided for, a maximum of 100,000 Common Shares, on the condition that such employee remains eligible to participate in the Plan throughout the remainder of such Purchase Period. The participant shall be entitled to exercise the option so granted only to the extent of the participant’s accumulated payroll deductions on the Purchase Date. If the participant’s accumulated payroll deductions on the last day of the Purchase Period would enable the participant to purchase more than 100,000 Common Shares except for the 100,000-Common Share limitation, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the 100,000 Common Shares shall be promptly refunded to the participant by the Company, without interest. The Option Price per Common Share for each Purchase Period shall be 95% of the Average Market Price (as defined below) for the Common Shares on the Purchase Date, rounded up to the nearest cent (the “Option Price”). The foregoing limitation on the number of shares subject to option and the Option Price shall be subject to adjustment as provided in Article 12.”

II. Effective Date of Amendment. This Amendment shall be effective as of the first day of the Purchase Period during which FAS 123(R) becomes effective.